Exhibit 99.1
FOR IMMEDIATE RELEASE                                Media Contact:  John Kyte
May 5, 2003                                          972-265-2030

SAFETY-KLEEN EXTENDS VOTING DEADLINE FOR REORGANIZATION PLAN

PLANO, TX - Safety-Kleen Corp. today announced that it has voluntarily extended until July 25, 2003, the period of time for lenders under the Company's pre-petition secured credit facility to cast their votes regarding the Company's proposed Chapter 11 reorganization plan. The original deadline was May 2, 2003.

Safety-Kleen voluntarily filed for Chapter 11 protection on June 9, 2000, and the disclosure statement associated with the Company's proposed Chapter 11 reorganization plan was approved by the U.S. Bankruptcy Court for the District of Delaware on March 20, 2003.

"As we have said all along, this is a large and complex reorganization and some of our lenders wanted additional time to develop an appropriate credit facility to support our emergence from Chapter 11," said Safety-Kleen Chairman, CEO and President Ronald A. Rittenmeyer. "We wanted to accommodate them, so we asked the Court to reschedule our May 5th confirmation hearing."

Rittenmeyer explained that, due to the Bankruptcy Court's full calendar and the amount of time requested by the lenders, the Court rescheduled the confirmation hearing for August 1, 2003.

"We're encouraged by the strong support for the plan we have seen to date and, pending final Court approval, we believe we can complete the remaining steps in the bankruptcy court approval process within the third quarter of this year," he added.

A copy of the  Court-approved  disclosure  statement  and  proposed  Chapter  11
reorganization   plan,   and  related   documents,   is  available   on-line  at
www.safety-kleen.com or at www.safetykleenplan.com.

Private  Securities  Litigation Reform Act:
Sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Many factors could cause actual results to differ materially from our expected results. These factors include risks associated with approval and implementation of the Joint Plan of Reorganization; actual emergence from Chapter 11 bankruptcy protection; continued productive relations with creditors; the continued availability of credit; changes in demand for the Company's services; and competition.

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